Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the registrant as of December 31, 2014.

Name	Jurisdiction of incorporation or organization
BSQUARE KK	Japan
BSQUARE Taiwan Corporation	Republic of China
MPC Data Limited	United Kingdom